Exhibit 99.1

For immediate release: 21st August 2007

Steve Burch to leave Virgin Media

Virgin Media Inc. (NASDAQ: VMED) today announced that, for family and personal reasons, Steve Burch, Virgin Media’s CEO, has decided to return to the United States and leave the company with immediate effect. He will also step down from Virgin Media’s Board.

A search for Steve’s replacement will begin shortly. In the meantime, Neil Berkett, Virgin Media’s COO, will assume the role of Acting CEO with responsibility for driving forward the company’s strategy and operational development.

Since joining Virgin Media in January 2006, Steve has led the Company through the merger and subsequent integration of ntl and Telewest, the acquisition of Virgin Mobile and the successful re-branding of the company’s residential operations under the Virgin brand.

Commenting on Steve’s decision, Virgin Media’s Chairman, Jim Mooney, said: “Steve has contributed significantly to the transformation of Virgin Media. Since he joined us, the company has emerged as the UK’s only ‘quad play’ provider and a genuinely distinctive presence in the world of communications and entertainment. On behalf of Virgin Media’s Board of Directors, I thank him for his contribution to our development and wish him every success for the future”.

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Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Paul Rushton:	+44 (0) 20 7299 5353 / paul.rushton@virginmediatv.co.uk

Media:
M:Communications
George Briscoe	+44 (0) 20 7153 1548
James Hill	+44 (0) 20 7153 1559